Exhibit 3.13

ARTICLES OF INCORPORATION

of

FISHER PROPERTIES INC.

For the purpose of forming a corporation under the laws of the State of Washington, Bruce M. Pym, being over the age of 21 years, hereby certifies and adopts in triplicate the following Articles of Incorporation:

ARTICLE I

The name of this corporation shall be FISHER PROPERTIES INC.

ARTICLE II

The existence of this corporation shall be perpetual.

ARTICLE III

The purposes for which this corporation is organized are as follows:

A. To engage in the business of acquiring, holding, owning, managing and disposing of real properties, whether situated within or without the State of Washington, and investments in any form of property whatsoever.

B. Generally to engage in and carry on any lawful business or trade which may, in the judgment of the Board of Directors, at any time be necessary, useful or advantageous in connection with the accomplishment of the purposes and objects of this corporation, whether or not such business or trade is similar in nature to the purposes and objects heretofore set forth in this ARTICLE III.

C. To do such other acts and things and to have such powers as are permitted or granted to corporations generally by the laws of the State of Washington.

ARTICLE IV

The total number of shares of stock which the corporation is authorized to issue is 500, all of which shall be of one class of a par value of $100 each, and all of which shall be known as common stock. None of the shareholders of the corporation shall have any pre-emptive right or rights to acquire shares of stock of the corporation.

ARTICLE V

This corporation shall not commence business until consideration of the value of at least $500 has been received for the issuance of shares.

ARTICLE VI

A. The Board of Directors of this corporation, by resolution adopted at any regular or special meeting of such Board, may (1) distribute to its shareholders out of earned surplus or capital surplus, or both, a portion of the corporation’s assets, in cash or kind or party in cash and partly in kind, and (2) offer to purchase and purchase shares of the corporation, to the extent of unreserved and unrestricted earned surplus or unreserved and unrestricted capital surplus, or both, available therefor. To the extent that earned surplus or capital surplus or both are used as the measure of the corporation’s right to purchase its own shares, such surplus or surpluses shall be restricted so long as such shares are held as treasury shares. Upon the disposition or cancellation of any such shares, this restriction shall be removed, pro tanto.

B. The Board of Directors of this corporation, by resolution adopted at any regular or special meeting of such Board, may designate from among its members an Executive Committee and one or more other committees each of which, to the extent provided in the by-laws of the corporation or in such resolution, shall have and may exercise all of the authority of the Board of Directors, but no such committee shall have the authority of the Board of Directors in reference to amending the Articles of Incorporation or the By-Laws of the Corporation; adopting a plan of merger or consolidation; recommending to the shareholders the sale, lease, exchange or other disposition of all or substantially all the property and assets of the corporation other than in the usual and regular course of its business; or recommending to the shareholders a voluntary dissolution of the corporation or a revocation thereof. The designation of any such committee by the Board of Directors and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any of its members, of any responsibility imposed by law.

C. The corporation may enter into contracts and otherwise transact business as vendor, purchaser, lessee, lessor, or otherwise, with its directors, officers and stockholders, and with corporations, associations, firms and entities in which such directors, officers and stockholders are or may become interested as directors, officers, stockholders, members or otherwise, as freely as though such adverse interest did not exist, even though the vote, action or presence of such director, officer or stockholder may be necessary to obligate the corporation upon such contract or transaction. In the absence of fraud, no such contract or transaction shall be avoided, and no such director, officer or stockholder shall be held liable to account to the corporation by reason of such adverse interest, or by reason of any fiduciary relationship to the corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided, that in the case of directors and officers of the corporation (but not in the case of stockholders who are not directors or officers) the nature of the interest of such director or officer, although not necessarily the details or extent thereof, shall be disclosed or known to at least a majority of the Board of Directors of the corporation prior to the time that such contract or transaction is entered into. A general notice that a director or an officer of the corporation is interested in any corporation, association, firm or entity shall be sufficient disclosure as to such director or officer with respect to all contracts and transactions with that corporation, association firm or entity.

D. Any contract, transaction or act of the corporation, or of any director or officer thereof, which shall be ratified by the stockholders at any meeting of the stockholders, shall be valid and binding, insofar as permitted by law, as though ratified by every stockholder of the corporation.

E. Any person made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the corporation or of another corporation for which he served as such at the request of this corporation, shall be indemnified by this corporation against the reasonable expenses, including attorney fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceeding, or in connection with any appeal thereof, except in relation to matters in which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties. Such right of indemnification shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled apart from this provision. Any amount payable by way of indemnity shall be determined and paid pursuant to (1) court order, (2) resolution adopted by the holders of record of a majority of the outstanding shares of this corporation, or (3) resolution adopted by the Board of Directors of this corporation.

ARTICLE VII

A. The location and post office address of the registered office of the corporation in the State of Washington shall be 3900 Seattle-First National Bank Building, Seattle, Washington 98154.

B. The registered agent of the corporation shall be Donald G. Graham, Jr., whose address is 3900 Seattle-First National Bank Building, Seattle, Washington 98154.

C. The registered office and registered agent of the corporation may be changed at any time by resolution of the Board of Directors.

ARTICLE VIII

A. The number of directors of the corporation shall be fixed by its by-laws and may be changed from time to time by amending such by-laws as therein and herein provided, but the number of directors shall never be less than 7 nor more than 15.

B. In furtherance and not in limitation out of the powers conferred by the laws of the State of Washington, the Board of Directors is expressly authorized to adopt, alter, amend and repeal by-laws of the corporation

C. The initial directors of the corporation and their post office addresses are as follows:

Name	Post Office Address

J. L. Locke	3311 Seattle-First National Bank Bldg. Seattle, Washington 98154

K. R. Fisher	3235 - 16th Avenue Southwest Seattle, Washington 98134

R. G. Alden	3235 - 16th Avenue Southwest Seattle, Washington 98134

Bryant R. Dunn	3900 Seattle-First National Bank Bldg. Seattle, Washington 98154

Chapin Henry	411 Seneca Street Seattle, Washington 98101

O. W. Fisher	3235 - 16th Avenue Southwest Seattle, Washington 98134

D. G. Graham, Sr.	3900 Seattle-First National Bank Bldg. Seattle, Washington 98154

G. O. Fisher	3311 Seattle-First National Bank Bldg. Seattle, Washington 98154

Geo. F. Warren	Route 4, P. 0. Box 616 Poulsbo, Washington 98370

The term of office of such initial directors shall be until the first annual meeting of stockholders and until there successors are elected and qualified.

ARTICLE IX

The name and post office address of the incorporator of this corporation is Bruce M. Pym, 3900 Seattle-First National Bank Building, Seattle, Washington 98154.

IN WITNESS WHEREOF, the incorporator hereinabove named has set his hand as of the 1st day of September, 1971.

/s/ Bruce M. Pym
Bruce M. Pym

ARTICLES OF AMENDMENT OF

ARTICLES OF INCORPORATION

OF

FISHER PROPERTIES INC.

By these Articles of Amendment to its Articles of Incorporation, FISHER PROPERTIES INC., a Washington corporation, by its Vice President, Donald G. Graham, Jr., hereby certifies:

(1)	The name of the corporation is FISHER PROPERTIES INC.

(2)	An amendment to its Articles of Incorporation has been duly adopted by the corporation amending Article VI thereof by adding a new paragraph F thereto reading as follows:

“F. Personal liability of a director of this corporation to the corporation or its shareholders for monetary damages for the conduct of such director, as a director of this corporation, is eliminated to the full extent authorized by RCW Section 23A.12.020(d).”

(3)	The date of the adoption of the amendment by the shareholders was the 23rd day of June, 1988.

(4)	The number of shares of the corporation Issued and outstanding, all of which were entitled to vote on said Amendment, was 400 shares, all of which are Common Stock.

(5)	The number of shares voted for such Amendment was 400 shares, and no shares were voted against the Amendment.

IN WITNESS WHEREOF, these Articles of Amendment are hereby executed in duplicate by FISHER PROPERTIES INC. by its Vice President, this              day of June, 1988.

FISHER PROPERTIES INC.

By:	/s/ Donald G. Graham, Jr.
Donald G. Graham, Jr.
Vice President